Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2020 Results

Subscription Fees Increase 64% for the Quarter and Cloud Services Annual Contract Value Increases 55%

ATLANTA--(BUSINESS WIRE)--November 21, 2019--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter for fiscal year 2020.

Key Second quarter financial highlights:

  Subscription fees were $5.5 million for the quarter ended October 31, 2019, a 64% increase compared to $3.3 million for the same period last year, while Software license revenues were $1.0 million, a 48% decrease compared to $2.0 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 55% to $22.4 million as of the quarter ended October 31, 2019 compared to $14.5 million as of the same period of the prior year.
  Total revenues for the quarter ended October 31, 2019 were $28.2 million, an increase of 1% over the comparable period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 58% of total revenues in the quarter ended October 31, 2019 compared to 53% in the same period of the prior year.
  Maintenance revenues for the quarter ended October 31, 2019 decreased 7% to $10.8 million compared to $11.6 million for the same period last year.
  Professional services and other revenues for the quarter ended October 31, 2019 decreased 2% to $10.8 million compared to $11.1 million for the same period last year.
  Operating earnings for the quarter ended October 31, 2019 decreased 45% to $0.8 million compared to $1.5 million for the same period last year.
  GAAP net earnings for the quarter ended October 31, 2019 increased 42% to $1.8 million or $0.05 per fully diluted share compared to $1.2 million or $0.04 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2019, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $2.5 million or $0.08 per fully diluted share compared to $2.2 million or $0.07 per fully diluted share for the same period last year.
  EBITDA decreased by 12% to $3.0 million for the quarter ended October 31, 2019 compared to $3.4 million for the same period last year.
  Adjusted EBITDA decreased by 9% to $3.5 million for the quarter ended October 31, 2019 compared to $3.9 million for the quarter ended October 31, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense.

Key fiscal 2020 year to date financial highlights:

  Subscription fees were $9.9 million for the six months ended October 31, 2019, a 53% increase compared to $6.5 million for the same period last year, while software license revenues were $2.8 million, a 24% decrease compared to $3.7 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the six months ended October 31, 2019 were $55.6 million compared to $55.4 million for the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 57% of total revenues for the six-month period ended October 31, 2019 compared to 53% in the same period of the prior year.
  Maintenance revenues for the six months ended October 31, 2019 were $21.9 million, a 6% decrease compared to $23.1 million for the same period last year.
  Professional services and other revenues for the six months ended October 31, 2019 decreased 5% to $20.9 million compared to $22.1 million for the same period last year.
  For the six months ended October 31, 2019, the Company reported operating earnings of approximately $1.6 million compared to $2.1 million for the same period last year, a 23% decrease.
  GAAP net earnings were approximately $2.9 million or $0.09 per fully diluted share for the six months ended October 31, 2019, an 11% increase compared to $2.6 million or $0.08 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2019, which exclude stock-based compensation expense and amortization of acquisition-related intangibles, decreased 2% to $4.5 million or $0.14 per fully diluted share, compared to $4.6 million or $0.15 per fully diluted share for the same period last year.
  EBITDA increased by 4% to $6.1 million for the six months ended October 31, 2019 compared to $5.8 million for the same period last year.
  Adjusted EBITDA increased 5% to $7.0 million for the six months ended October 31, 2019 compared to $6.7 million for the six months ended October 31, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $94.7 million and no debt as of October 31, 2019, an increase of over $12 million when compared to October 31, 2018. During the second quarter of fiscal 2020, the Company paid shareholder dividends of approximately $3.5 million.

“We are pleased with our 64% growth in Subscription Fees and 55% increase in Cloud Services ACV as these key performance indicators continue to underscore our successful transition to a cloud-first company,” said Allan Dow, president of American Software. “Our cloud-based solutions enable customers to gain additional value as they leverage our expertise in managing the solution platform and staying current with the latest innovative planning capabilities available. Additionally, our recurring revenue streams of Maintenance and Subscription Cloud Services represented 58% of second quarter total revenues, giving our business and shareholders increased visibility with respect to future revenue performance.”

“Our cloud-based solutions provide customers with the increased visibility and accuracy necessary to become a connected enterprise, automate critical planning functions and make better decisions across operational, tactical and strategic horizons, all on a single platform,” continued Dow. “We believe customers that take advantage of our advancements in artificial intelligence (AI), machine learning (ML) and advanced supply chain analytics to improve their operating performance from product concept to customer availability, will be better positioned to overcome the growing supply chain talent shortage that may hamper their profitable growth and ability to respond to rapidly changing market conditions.”

Additional highlights for the second quarter of fiscal 2020 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: Aurora Cannabis, Central Garden & Pet Company, David Yurman Enterprises, Freedom Foods Group Operations Pty., Hunter Boot Ltd., Irish Breeze Unlimited, Mazoon Dairy Company, Ready Pac Foods, Smithfield Foods, Strategic Partners, TechStyle Fashion Group, Thermos and Topson Downs of California.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 12 countries: Australia, Canada, France, Germany, Ireland, Mexico, New Zealand, Sultanate of Oman, Trinidad, United Kingdom, United States, and Uruguay.
  New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of the Company, announced that Joseph Ribkoff, one of Canada’s most respected fashion designers, will implement NGC’s Andromeda PLM® and Andromeda SCM®. Joseph Ribkoff selected NGC’s Andromeda Cloud Platform® to support its digital transformation initiative including Product Lifecycle Management (PLM) data and processes to efficiently manage line plans and timelines, and proactively anticipate and respond to market trends.
  NGC announced that several customers, including Carter’s, Foot Locker, Jockey, Jump Design, PVH Corp and Sport Obermeyer, spoke on topics ranging from digital transformation to offshoring at the 2019 PI Apparel Supply Chain Forum held September 17-18, 2019.
  Logility, Inc., a wholly-owned subsidiary of the Company, invited supply chain leaders to attend the webcast, “Tillamook Succeeds in New Markets with Strategic Supply Chain Planning,” featuring Elaine Videau of Tillamook County Creamery Association and Karin Bursa of Logility. The live webcast event on August 21, 2019 explored how Tillamook transformed its supply chain to provide greater visibility and drive operational success with a single, flexible digital supply chain platform.
  Logility invited attendees of the IBF 2019 Leadership Conference and Business Planning, Forecasting & S&OP: Best Practices Conference to attend the sessions “Faster IBP/S&OP to Accelerate Decision Making at Citizen Watch,” and “Profitability in Your Sights: Aligning Financial Budgets or Goals with Supply Chain Forecasting & Planning,” featuring Leupold & Stevens, Inc.
  Logility invited attendees of the CSCMP Edge 2019 Conference to join the customer sessions “Boost Supply Chain Performance in an Evolving Landscape Through Multi-Variate Segmentation,” featuring Sensient Colors, and “How We Moved the Cheese Using Advanced Supply Chain Strategies,” featuring Tillamook County Creamery.
  Demand Management, Inc. (DMI), a wholly-owned subsidiary of Logility, announced that ITALCAR, a Tunisian dealer of cars and trucks, deployed Demand Solutions® to increase sales, reduce stock and navigate a challenging financial environment. A subsidiary of the IDM Group, ITALCAR exclusively represents Fiat, Alfa Romeo, Jeep, Lancia, and Petronas oils and also provides after-sales spare parts and accessories. Implementing Demand Solutions, ITALCAR has achieved tangible results including reducing financial risk by cutting stock levels by at least one-third while simultaneously increasing sales.
  Halo, a division of Logility, Inc., announced that Mix Limited, a leading skincare and cosmetic manufacturer in New Zealand, selected Halo as its preferred provider for self-service analytics and reporting. Using Halo’s proven cloud-based, user-friendly analytics platform, the Mix team will gain faster access to critical sales and financial data to support business growth.

Company and Technology

  Logility was selected for the fourteenth year as a Great Supply Chain Partner by the readers of SupplyChainBrain. The award is based on a survey of supply chain professionals who were asked to select a solution or service provider that made a noteworthy impact on their company’s efficiency, profitability and overall supply chain performance.
  During the quarter, Logility announced that International Data Corporation (IDC) positioned Logility as a Leader in the IDC MarketScape: Worldwide Supply Chain Demand Planning 2019 Vendor Assessment. This IDC MarketScape is based on a comprehensive framework and set of parameters expected to be most conducive to both short- and long-term demand planning success.
  Logility announced its participation in the Gartner Supply Chain Planning Summit in Denver, CO. The company invited attendees to visit its booth to learn how the latest innovations and advances in artificial intelligence (AI) and machine learning (ML) can help transform their supply chain performance.
  Logility announced the availability of the executive report, “Leveraging Inventory for Profitable Growth.” The research, conducted by Elastic Solutions and sponsored by Logility, identified the top business pressures driving inventory optimization initiatives, the solutions implemented to support inventory optimization, and how executives believe their businesses compare with industry peers. The report is now available on Logility’s website.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. DMI serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s and Leatherman Tool Group. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, powers the digital supply chain with the Andromeda Cloud Platform®, enabling brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development and supply chain management, and optimizing distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management ,and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measures appears in the accompanying financial tables.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

American Software® is a registered trademark of American Software, Inc.; Logility® is a registered trademark of Logility, Inc.; Demand Solutions® is a registered trademark of Demand Management, Inc.; and New Generation Computing®, Andromeda Cloud Platform®, Andromeda PLM® and Andromeda SCM® are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Revenues:
License fees	$1,046	$2,012	(48%)	$2,824	$3,714	(24%)
Subscription fees	5,492	3,341	64%	9,950	6,509	53%
Professional services & other	10,826	11,056	(2%)	20,963	22,064	(5%)
Maintenance	10,846	11,624	(7%)	21,856	23,145	(6%)
Total Revenues	28,210	28,033	1%	55,593	55,432	0%

Cost of Revenues:
License fees	1,007	1,760	(43%)	2,387	3,474	(31%)
Subscription services	2,610	1,289	102%	4,735	2,356	101%
Professional services & other	7,543	8,103	(7%)	14,948	16,771	(11%)
Maintenance	1,864	2,214	(16%)	3,715	4,412	(16%)
Total Cost of Revenues	13,024	13,366	(3%)	25,785	27,013	(5%)
Gross Margin	15,186	14,667	4%	29,808	28,419	5%
Operating expenses:
Research and development	4,814	4,536	6%	9,427	9,095	4%
Less: capitalized development	(605)	(1,204)	(50%)	(1,890)	(2,088)	(9%)
Sales and marketing	5,148	5,304	(3%)	10,727	10,484	2%
General and administrative	4,908	4,408	11%	9,696	8,601	13%
Provision for doubtful accounts	-	-	-	33	-	nm
Amortization of acquisition-related intangibles	78	97	(20%)	175	194	(10%)

Total Operating Expenses	14,343	13,141	9%	28,168	26,286	7%
Operating Earnings	843	1,526	(45%)	1,640	2,133	(23%)
Interest Income /(Expense) & Other, Net	712	(190)	nm	1,237	563	120%
Earnings Before Income Taxes	1,555	1,336	16%	2,877	2,696	7%
Income Tax (Benefit)/Expense	(204)	93	nm	(34)	68	nm
Net Earnings	$1,759	$1,243	42%	$2,911	$2,628	11%
Earnings per common share: (1)
Basic	$0.06	$0.04	50%	$0.09	$0.09	0%
Diluted	$0.05	$0.04	25%	$0.09	$0.08	13%

Weighted average number of common shares outstanding:
Basic	31,609	30,926		31,440	30,825
Diluted	32,310	31,477		32,065	31,412

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$843	$1,526	(45%)	$1,640	$2,133	(23%)
Amortization of acquisition-related intangibles	377	597	(37%)	974	1,194	(18%)
Stock-based compensation	503	443	14%	946	841	12%
NON-GAAP Operating Earnings:	1,723	2,566	(33%)	3,560	4,168	(15%)

Non-GAAP Operating Earnings, as a % of revenue	6%	9%		6%	8%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,759	$1,243	42%	$2,911	$2,628	11%
Income Tax (Benefit)/Expense	(204)	93	nm	(34)	68	nm
Interest Income /(Expense) & Other, Net	(712)	190	nm	(1,237)	(563)	120%
Amortization of intangibles	2,026	1,742	16%	4,111	3,392	21%
Depreciation	157	171	(8%)	318	319	0%
EBITDA (earnings before interest, taxes, depreciation and amortization)	3,026	3,439	(12%)	6,069	5,844	4%

Stock-based compensation	503	443	14%	946	841	12%
Adjusted EBITDA	$3,529	$3,882	(9%)	$7,015	$6,685	5%

EBITDA, as a percentage of revenues	11%	12%		11%	11%

Adjusted EBITDA, as a percentage of revenues	13%	14%		13%	12%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,759	$1,243	42%	$2,911	$2,628	11%
Amortization of acquisition-related intangibles (2)	326	555	(41%)	825	1,164	(29%)
Stock-based compensation (2)	436	411	6%	802	819	(2%)
Adjusted Net Earnings	$2,521	$2,209	14%	$4,538	$4,611	(2%)

Adjusted non-GAAP diluted earnings per share	$0.08	$0.07	14%	$0.14	$0.15	(7%)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.05	$0.04	25%	$0.09	$0.08	13%
Amortization of acquisition-related intangibles (2)	0.02	0.02	0%	0.03	0.05	(40%)
Stock-based compensation (2)	0.01	0.01	0%	0.02	0.02	0%
Adjusted Net Earnings	$0.08	$0.07	14%	$0.14	$0.15	(7%)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$299	$500	(40%)	$799	$1,000	(20%)
Operating expenses	78	97	(20%)	175	194	(10%)
Total amortization of acquisition-related intangibles	$377	$597	(37%)	$974	$1,194	(18%)

Stock-based compensation
Cost of revenues	$21	$33	(36%)	$51	$61	(16%)
Research and development	40	33	21%	73	63	16%
Sales and marketing	82	66	24%	158	118	34%
General and administrative	360	311	16%	664	599	11%
Total stock-based compensation	$503	$443	14%	$946	$841	12%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.06 and $0.09 for the three and six months ended October 31, 2019, respectively. Diluted per share for Class B shares under the two-class method are $0.04 and $0.09 for the three and six months ended October 31, 2018, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and six month periods ended October 31, 2019 and 2018.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	October 31,	April 30,
	2019	2019

Cash and Cash Equivalents	$62,684	$61,288
Short-term Investments	31,493	24,710
Accounts Receivable:
Billed	15,432	18,819
Unbilled	2,682	1,475
Total Accounts Receivable, net	18,114	20,294
Prepaids & Other	6,812	6,210
Current Assets	119,103	112,502

Investments - Non-current	494	2,484

PP&E, net	3,505	3,585
Capitalized Software, net	9,816	11,063
Goodwill	25,888	25,888
Other Intangibles, net	1,759	2,732
Deferred Sales Commissions - Non-current	1,881	1,546
Lease Right of Use Assets	2,401	-
Other Non-current Assets	1,731	1,510
Total Assets	$166,578	$161,310

Accounts Payable	$1,846	$2,448
Accrued Compensation and Related costs	4,097	2,561
Dividend Payable	3,505	3,434
Operating Lease Obligation - Current	775	-
Other Current Liabilities	688	1,375
Deferred Revenues - Current	32,563	33,283
Current Liabilities	43,474	43,101

Operating Lease Obligation - Non-current	1,769	-
Deferred Tax Liability - Non-current	3,382	3,514
Other Long-term Liabilities	87	88
Long-term Liabilities	5,238	3,602

Total Liabilities	48,712	46,703

Shareholders' Equity	117,866	114,607

Total Liabilities & Shareholders' Equity	$166,578	$161,310

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2019	2018

Net cash provided by operating activities	$4,050	$4,802

Capitalized computer software development costs	(1,890)	(2,088)
Purchases of property and equipment, net of disposals	(238)	(894)

Net cash used in investing activities	(2,128)	(2,982)

Dividends paid	(6,884)	(6,767)
Proceeds from exercise of stock options	6,358	3,086

Net cash used in financing activities	(526)	(3,681)

Net change in cash and cash equivalents	1,396	(1,861)
Cash and cash equivalents at beginning of period	61,288	52,794

Cash and cash equivalents at end of period	$62,684	$50,933

Contacts

Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477